Exhibit 10.1
Trimble OneBonus Plan Description
(2025)
1.Definitions:
a.“Plan” means this Trimble OneBonus Plan.
b.“Company” means Trimble Inc., a Delaware corporation.
c.“Committee” means the Compensation Committee of the Board of Directors of the Company.
d.“Form 10-K” means the Company’s most recent Annual Report on Form 10-K.
e.“ARR” or “Annual Recurring Revenue” is a performance measure that indicates the value of the Company's current recurring revenue contracts. ARR represents the estimated annualized value of recurring revenue, calculated as described in the Form 10-K.
f.“EBITDA” means Adjusted EBITDA as described in the Form 10‑K.
g.“Revenue” means non-GAAP revenue as described in the Form 10‑K.
2.Participation in the Plan is determined by employee job level and includes the CEO of the Company, all of the Vice Presidents of the Company, and a number of senior-level managers and individual contributors.
3.Payments earned under the Plan depend upon (i) the Company’s Revenue (20%), EBITDA (40%) and ARR (40%); and (ii) various sector or franchise level financial measurements as determined by the CEO and the Committee and as adjusted for significant FX (foreign currency exchange rate fluctuations), acquisitions or divestitures, each with certain goals and minimum thresholds as established by the CEO and the Committee, and measured over two financial measurement periods. The first financial measurement period will be from January to June of each year, and the second financial measurement period will be from July to December of each year.
4.Target payouts, ranging from 3% to 80% of base annual salary for each participant (other than the CEO) are determined by employee job level or, at more senior levels, determined by the CEO and approved by the Committee. The Committee shall establish the target for the CEO.*
5.The payout under the Plan ranges from zero to 200% of each participant’s target, upon achievement of each fiscal year’s planned goals over the two measurement periods based on the corporate level financial measurements and any sector or franchise level financial measurements. For senior level employees, the Committee may identify additional goals based on objectives and key results assigned to individual employees as the basis for a “non-financial modifier,” in which case the financial-performance payout rate for the employee will be adjusted by up to +/-10% based on the Committee’s evaluation of individual performance against such goals. Payments are made on an annual basis, after the close of the respective fiscal year based on achievement of planned goals.
6.All payments are made net of employment, income and other applicable tax withholding.
7.Participants may be required to remain continuously employed through a payment date to be entitled to a payout for the applicable period.
8.No payout under the Plan shall be intended to be deferred compensation under section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted accordingly. In this regard, all payouts under the Plan (to the extent otherwise payable pursuant to the terms of the Plan) shall be made no later than 2 1/2 months following the end of the year in which the payout is no longer subject to a substantial risk of forfeiture.
9.The Plan shall continue in effect, from year to year, until terminated or amended by the Committee.

*     The target payout for the CEO is currently set at 200% of base annual salary.